Exhibit 99.1
For Immediate Release

AMERICA’S CAR-MART REPORTS FOURTH QUARTER EARNINGS
 OF $.17 PER SHARE AND FY 2007 EARNINGS OF $.35

Bentonville, Arkansas (June 28, 2007) – America’s Car-Mart, Inc. (NASDAQ NMS: CRMT) today announced its operating results for the fourth fiscal quarter and year ended April 30, 2007.

Highlights of fourth quarter operating results:

•	Revenue decline of 5.1%
•	Interest income growth of 8.1%
•	Net income of $2.1 million ($.17 per diluted share). Net income for the quarter was aided by an effective income tax rate of 8.3%.
•	Retail unit sales decrease of 16.6%
•	Same store revenue decrease of 9.5%
•	Accounts over 30 days past due down to 3.4% at April 30, 2007 compared to 3.7% at April 30, 2006 (down from 5.6%, 5.4% and 3.8% at the end of the three prior fiscal 2007 quarter ends)
•
Finance receivables, net, of $139 million as of April 30, 2007, as compared to $149 million as of April 30, 2006.  Total provision for loan losses of $14.2 million or 26.6% of sales, for the three months ended April 30, 2007, as compared to total provision for loan losses of $11.2 million, or 19.6% of sales, for the three months ended April 30, 2006

For the three months ended April 30, 2007, revenues decreased 5.1% to $59.3 million compared with $62.5 million in the same period of the prior year. The $2.1 million net income for the current quarter compares to $4.6 million net income ($.38 per diluted share) for the same period in the prior year.  Retail unit sales decreased 16.6% to 5,917 vehicles in the current quarter, compared to 7,096 in the same period last year. Accounts over 30 days past due decreased to 3.4% compared to 3.7% at April 30, 2006 and compared to 3.8% at January 31, 2007 (the end of the Company’s third fiscal quarter). On May 8, 2007, the Company received notification from the Internal Revenue Service that the Company would not be assessed any additional taxes, penalties or interest related to the on-going audits of the Company’s two primary operating subsidiaries. Based upon the favorable notification, the Company recognized $500,000 of net income in the fourth quarter for the elimination of associated tax reserves ($.04 per share). Additionally, a favorable state tax law change had the effect of decreasing the Company’s effective income taxes by approximately $150,000 in the fourth quarter ($.01 per share).

Highlights of twelve month operating results:

•	Revenue growth of 2.6%
•	Interest income growth of 18.8%
•
Earnings of $.35 per diluted share including a $.28 per diluted share charge to increase the allowance for loan losses at October 31, 2006 and including a $.05 per diluted share benefit related to an overall 26% effective income tax rate for the year

•	Retail unit sales decrease of 8.1%
•	Same store revenue decrease of 3.2%
•
Total provision for loan losses of $63.1 million, or 29.1%, for the twelve months ended April 30, 2007, as compared to total provision for loan losses of $45.8 million, or 21.4%, for the twelve  months ended April 30, 2006

For the twelve months ended April 30, 2007, revenues increased 2.6% to $240 million, compared with $234 million for fiscal 2006. Income for fiscal 2007 was $4.2 million ($.35 per diluted share) compared to $16.7 million ($1.39 per diluted share) for fiscal 2006. Excluding the effects of the non-cash increase in the allowance for loan losses in the second quarter and excluding the effects of the favorable income tax results recognized during the fourth quarter, the Company earned profits of $6.96 million ($.58 per diluted share) for fiscal 2007. The Company’s Allowance for Loan Losses is 22% of Finance Receivables at April 30, 2007, compared to 19.2% at April 30, 2006. The increased percentage equates to approximately $5.0 million in net non-cash additions to the allowance to cover future credit losses (with $10 million less in finance receivables, net compared to the prior year-end). Retail unit sales decreased 8.1% to 25,199 vehicles for fiscal 2007, compared to 27,415 vehicles for fiscal 2006.

“As we discussed in our second and third quarter comments, we have put in place numerous initiatives to enhance the quality of our accounts receivable portfolio,” said T. J. (“Skip”) Falgout, III, Chairman and Chief Executive Officer of America’s Car Mart.  “We have been focused on improving credit quality and, by slowing our new store growth, we can all allocate more resources to improving all aspects of credit quality and collections, with the result being increased profitability of our existing store base prior to accelerating new store growth. Also, our balance sheet remains strong with debt to equity of 33% and debt to finance receivables of 23% at April 30, 2007. Cash flows from operations in the fourth quarter were very strong allowing us to pay down an additional $2.5 million in debt.”

“The decrease in retail unit sales is largely the result of our efforts to improve the quality of our sales. In addition, the operational initiatives which we have instituted over the recent quarters are beginning to show some initial positive results,” said Hank Henderson, President of America’s Car Mart.  “For example, we have continued to see significantly higher down payments than a year ago, and our over-30-day delinquency numbers have remained steady in an acceptable range.  We know we have more work to do, and more time needs to elapse to fully evaluate our initiatives, but we remain encouraged by the results so far.”

As previously announced, the Company will not provide earnings guidance as our primary goal is to maximize long-term per share results, and management has determined that issuing guidance is inconsistent with this goal.

Conference Call

Management will be holding a conference call on Thursday June 28, 2007 at 11:00 a.m. Eastern time to discuss fourth quarter results. To participate, please dial (800) 309-9490. International callers dial (706) 634-0104. Callers should dial in approximately 10 minutes before the call begins. A conference call replay will be available one hour following the call for seven days and can be accessed by calling: (800) 642-1687 (U.S. Callers) or (706) 645-9291 (International Callers), conference ID 9927407.

About America’s Car-Mart

America’s Car-Mart operates 92 automotive dealerships in nine states and is the largest publicly held automotive retailer in the United States focused exclusively on the “Buy Here/Pay Here” segment of the used car market. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information on America’s Car-Mart, please visit our website at www.car-mart.com .

Included herein are forward-looking statements, including statements with respect to projected revenues and earnings per share amounts. Such forward-looking statements are based upon management’s current knowledge and assumptions. There are many factors that affect management’s view about future revenues and earnings. These factors involve risks and uncertainties that could cause actual results to differ materially from management’s present view. These factors include, without limitation, assumptions relating to unit sales, average selling prices, credit losses, gross margins, operating expenses, collection results, operational initiatives underway and economic conditions, and other risk factors described under “Forward-Looking Statements” of Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2006 and its current and quarterly reports filed with or furnished to the Securities and Exchange Commission. All forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake any obligation to update forward-looking statements.

_________________________________________________
Contacts:	T. J. (“Skip”) Falgout, III, CEO at (972) 717-3423
or
Jeffrey A. Williams, CFO at (479) 418-8021

America’s Car-Mart, Inc.
Consolidated Balance Sheet and Other Data
(Dollars in Thousands)

	April 30,		April 30,
	2007		2006

Cash and cash equivalents	$257		$255
Finance receivables, net	$139,194		$149,379
Total assets	$173,598		$177,613
Total debt	$40,829		$43,588
Stockholders' equity	$123,728		$119,251
Shares outstanding	11,874,708		11,848,024

Finance receivables:
Principal balance	$178,519		$185,243
Allowance for credit losses	(39,325	) (a)	(35,864	) (a)

Finance receivables, net	$139,194		$149,379

Allowance as % of principal balance	22.03%		19.36%

(a) Represents the weighted average for Finance Receivables generated by the Company (at 22.0% and 19.2%) and purchased Finance Receivables.

Changes in allowance for credit losses:

	Twelve Months Ended April 30,
	2007	2006
Balance at beginning of year	$35,864	$29,251
Provision for credit losses	63,077	45,810
Net charge-offs	(59,250)	(39,724)
Change in allowance related to purchased accounts	(366)	527

Balance at end of period	$39,325	$35,864

America’s Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Three Months Ended April 30,		2007 vs.	Three Months Ended April 30,
	2007	2006	2006	2007	2006

Operating Data:
Retail units sold	5,917	7,096	(16.6)%
Average number of stores in operation	91.7	84.7	8.3
Average retail units sold per store per month	21.5	27.9	(23.0)
Average retail sales price	$8,384	$7,701	8.9
Same store revenue growth	-9.5%	8.3%

Period End Data:
Stores open	92	85	8.2%
Accounts over 30 days past due	3.4%	3.7%
Finance Receivables, gross	$178,519	$185,243	(3.6)%

Operating Statement:
Revenues:
Sales	$53,515	$57,105	(6.3)%	100.0%	100.0%
Interest income	5,781	5,346	8.1	10.8	9.4
Total	59,296	62,451	(5.1)	110.8	109.4

Costs and expenses:
Cost of sales	31,308	32,422	(3.4)	58.5	56.8
Selling, general and administrative	10,373	10,567	(1.8)	19.4	18.5
Provision for credit losses	14,231	11,214	26.9	26.6	19.6
Interest expense	873	723	20.7	1.6	1.3
Depreciation and amortization	269	279	(3.6)	0.5	0.5
Total	57,054	55,205	3.3	106.6	96.7

Income before taxes	2,242	7,246		4.2	12.7

Provision for income taxes	187	2,693		0.3	4.7

Net income	$2,055	$4,553		3.8	8.0

Earnings per share:
Basic	$0.17	$0.38
Diluted	$0.17	$0.38

Weighted average number of shares outstanding:
Basic	11,853,317	11,846,063
Diluted	11,940,202	11,991,375

America’s Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Twelve Months Ended		2007	Twelve Months Ended
	April 30,		vs.	April 30,
	2007	2006	2006	2007	2006
Operating Data:
Retail units sold	25,199	27,415	(8.1)%
Average number of stores in operation	89.7	81.5	10.1
Average retail units sold per store per month	23.4	28.0	(16.5)
Average retail sales price	$8,125	$7,494	8.4
Same store revenue growth	-3.2%	9.8%

Period End Data:
Stores open	92	85	8.2%
Accounts over 30 days past due	3.4%	3.7%
Finance Receivables, gross	$178,519	$185,243	(3.6)%

Operating Statement:
Revenues:
Sales	$216,898	$214,482	1.1%	100.0%	100.0%
Interest income	23,436	19,725	18.8	10.8	9.2
Total	240,334	234,207	2.6	110.8	109.2

Costs and expenses:
Cost of sales	125,073	119,433	4.7	57.7	55.7
Selling, general and administrative	41,778	39,261	6.4	19.3	18.3
Provision for credit losses	63,077	45,810	37.7	29.1	21.4
Interest expense	3,728	2,458	51.7	1.7	1.1
Depreciation and amortization	994	724	37.3	0.5	0.3
Total	234,650	207,686	13.0	108.2	96.8

Income before taxes	5,684	26,521		2.6	12.4

Provision for income taxes	1,452	9,816		0.7	4.6

Net income	$4,232	$16,705		2.0	7.8

Earnings per share:
Basic	$0.36	$1.41
Diluted	$0.35	$1.39

Weighted average number of shares outstanding:
Basic	11,850,247	11,852,804
Diluted	11,953,987	12,018,541